Exhibit 99.1

In Re Google Inc. Class C Shareholder Litigation
Delaware Chancery Court
Memorandum of Understanding

Plaintiffs and defendants (identified in the signature blocs below) have reached a binding agreement to settle this litigation, subject to approval by the Court of Chancery. The material terms of the settlement agreement are as follows:

1.	Defendants will amend section 11(c) of the Transfer Restriction Agreement (“TRA”) governing amendment or waiver, in the following respects:

•
Any request for an amendment or waiver of the TRA will be considered by an independent committee of the Board of Directors, advised by independent counsel and financial advisors paid for by Google. The committee will make a recommendation regarding the requested amendment or waiver to the full Board of Directors.

•	Any amendment or waiver will require unanimous approval by all directors.

•
If the Board of Directors agrees to amend or waive the TRA, Google shall disclose such decision publicly at least 30 days before it takes effect, in order to provide for an opportunity for judicial review.

•	Google and its Board of Directors will not object to any judicial review being evaluated pursuant to the entire-fairness standard under Delaware law.

2.
In the event that Google considers using in excess of 10 million shares of Class C stock as consideration for an acquisition, the independent members of the Board of Directors shall consider the effects of using such shares on the Class A shareholders and the company. This provision shall not apply to assumption or conversion of equity for employees of the acquired company. This provision shall be in place for a period of three years following the first issuance of the Class C shares via stock dividend.

3.
When the aggregate voting control of Messrs. Page and Brin falls below 15%, the Board shall take steps to cause the Class C shares to convert into Class A shares if it determines, in good faith, that it is  no longer in the best interests of Google to maintain a class of nonvoting stock.

4.
After the Class C shares have traded publicly for twelve months, the Board of Directors will compare the volume-weighted average trading price of the Class C shares for the initial twelve-month period (“the C share price”) with the volume-weighted average trading price of the Class A shares during that twelve-month period (“the A share price”).  If the C share price is within one percent of the A share price, then no adjustment occur.  If the C share price is one percent or more lower than the A share price, then the Board shall issue consideration to the then-current Class C shareholders. The consideration may be in cash, Class A shares, Class C shares, or a combination thereof, in the Board’s discretion. The amount of payment shall be made pursuant to the following formula:

·      If the C share price is equal to or more than one percent, but less than two percent, below the A share price, twenty percent of the difference;
·      If the C share price is equal to or more than two percent, but less than three percent, below the A share price, forty percent of the difference;
·      If the C share price is equal to or more than three percent, but less than four percent, below the A share price, sixty percent of the difference;
·      If the C share price is equal to or more than four percent, but less than five percent, below the A share price, eighty percent of the difference.

•	If the C share price is equal to or more than five percent below the A share price, one-hundred percent of the difference, up to five percent.

5.
The parties agree that plaintiffs are entitled to an award of reasonable attorneys’ fees and reimbursement of expenses for the benefit that this settlement confers upon the Class. To date, the parties have had no discussions concerning any amount of attorneys’ fees or expense reimbursement. If the Court of Chancery grants preliminary approval to this settlement, the parties will then negotiate in good faith to reach agreement on appropriate award of attorneys’ fees and reimbursement of expenses. If the parties cannot reach agreement, they may seek the assistance of a mediator to reach agreement. If they are still unable to reach agreement, the parties will each submit a proposed attorney fee and expense reimbursement award to the Court of Chancery and will request that the Court make a determination.

6.	The parties will draft a complete stipulation of settlement based upon these material terms and conditions and containing other customary settlement terms.

7.	By entering into this settlement, neither party is acknowledging the validity of any of the claims or defenses in this litigation.

8.	This agreement is subject to approval by the Google Board of Directors.

Dated June 16, 2013
BLOCK & LEVITON LLPJeffrey C. Block Whitney E. Street Leigh E. O’Neil 155 Federal Street, Suite 1303 Boston, MA 02110 Tel: (617) 398-5600 Fax: (617) 507-6020Co-Lead Counsel for Plaintiffs	BIGGS & BATTAGLIARobert D. Goldberg (ID # 631) 921 North Orange Street Wilmington, DE 19899 Tel: (302) 655-9677Liaison Counsel for Plaintiffs
THE PASKOWITZ LAW FIRM, P.C.Laurence D. Paskowitz 208 East 51st Street, Suite 380 New York, N.Y. 10022 Tel: (212) 685-0969 Fax: (212) 685-2306Co-Lead Counsel for Plaintiffs
LEVI & KORSINSKYNicholas I. Porritt
1101 30th Street, N.W., Suite 115
Washington, D.C. 20007
Tel: (202) 524-4290

Eduard Korsinsky
Douglas E. Julie
Danielle Rowland Lindhal
30 Broad Street, 24th Floor
New York, N.Y. 10004
Tel: (2120 363-7500
Fax: (212) 363-7171Co-Lead Counsel for Plaintiffs

WILSON SONSINI GOODRICH & ROSATI P.C.Boris Feldman
David J. Berger
Gideon A. Schor
650 Page Mill Road
Palo Alto, CA 94303
Tel: (650) 858-4444
Fax: (650) 493-6811Attorneys for Defendants John L. Doerr, Diane B. Greene, John L. Hennessy, Ann Mather, Paul S. Otellini, K. Ram Shriram, Shirley M. Tilghman and Google, Inc.

MORRIS NICHOLS ARSHT & TUNNELL LLPWilliam M. Lafferty (#2755)
Kevin M. Coen (#4775)
D. McKinley Measley (#5108)
1202 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347WILSON SONSINI GOODRICH & ROSATI P.C.William B. Chandler, III (#0130)
Eight West Laurel Street
Georgetown, DE 19447
Tel: (302) 856-4235Attorneys for Defendants John L. Doerr, Diane B. Greene, John L. Hennessy, Ann Mather, Paul S. Otellini, K. Ram Shriram, Shirley M. Tilghman and Google, Inc.

OF COUNSEL:
MUNGER TOLLES & OLSON LLPRonald L. Olson
George M. Garvey
355 South Grand Avenue, 35th Floor
Los Angeles, CA 900071-1560
Tel: (213) 683-9153
Fax: (213) 683-5153Counsel for Defendants Larry Page and Sergey Brin

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLPStephen P. Lamb (#2053)
Daniel Mason (#5206)
500 Delaware Ave, Suite 200
Post Office Box 32
Wilmington, DE 19899-0032
Tel: (302) 655-4410
Fax: (302) 655-4420Counsel for Defendants Larry Page and Sergey Brin

BOUCHARD MARGULES & FRIEDLANDER P.A.Andre B. Bouchard (#2504) Joel Friedlander (#3136) Jeffrey M. Gorris (#502) 222 Delaware Avenue Suite 1400 Wilmington, DE 19801 Tel: (302) 573-3500